Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS RECORD RESULTS

FOR THIRD QUARTER 2016

Columbus, Ohio, November 3, 2016 Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE:IBP), an industry-leading installer of insulation and complementary building products, today announced record results for the third quarter ended September 30, 2016.

Third Quarter 2016 Highlights

•	Net revenue increased 24.1% to $225.4 million

•	Net income increased 21.8% to $11.5 million

•	Adjusted EBITDA increased 31.6% to $29.5 million

•	Net income per diluted share increased 23.3% to $0.37

•	Adjusted net income per diluted share increased 18.8% to $0.38

•	In July 2016, acquired FireClass, L.L.C., an installer of fireplaces and mantels to the new single-family construction market with one location in Michigan, and trailing-twelve month sales of approximately $4.0 million

•	In August 2016, acquired Southern Insulators & Specialties, LLC, a provider of residential fiberglass and spray foam insulation services with one location in Louisiana, and trailing-twelve month revenues of approximately $5 million

Recent Developments

•	In October 2016, signed a definitive purchase agreement to acquire Alpha Insulation and Waterproofing Company, a provider of waterproofing, insulation, fireproofing, and fire stopping services to commercial contractors with eight locations throughout the southern U.S., and trailing-twelve month revenues of approximately $89 million. We expect the acquisition to close in the first quarter of 2017.

•	In October 2016, acquired East Coast Insulators, a provider of installation service to residential and commercial customers with two locations in Virginia, and trailing-twelve month revenues of approximately $20 million

•	In November 2016, acquired M.G.D. Inc., a provider of garage doors and services to residential and commercial customers with one location in Indiana, and trailing-twelve month revenues of approximately $1 million

“We continued to generate strong revenue and earnings growth in the third quarter of 2016, and I am extremely pleased with the direction we are headed,” stated Jeff Edwards, Chairman and Chief Executive Officer. “Our differentiated platform and compelling market position allow us to capitalize on a recovering housing market, which continues to show signs of improvement. For the 2016 nine-month period, IBP’s single family same branch sales increased 15.8% compared to growth in total U.S. single family completions of 13.1%. In addition, the year-to-date contribution of $74.7 million in sales from our acquired branches helped total revenues grow 33.5% to $629.0 million, while adjusted net income has increased 57.5% to $29.3 million.”

Mr. Edwards continued, “We expect the recently announced acquisition of the Alpha Insulation and Waterproofing Company will significantly increase our sales to commercial end markets, and expand and diversify our product mix, while creating a strong platform to grow sales within this end market. So far in 2016, we have completed eight acquisitions. These businesses represent approximately $74.0 million of trailing-twelve month revenues at the time of acquisition. Additionally, we continue to carefully review additional opportunities in our strong and growing acquisition pipeline. With only two months remaining, 2016 is shaping up to be a fantastic year of revenue and earnings growth, while we create a platform that is positioned to generate long-term shareholder value.”

Third Quarter 2016 Results Overview

For the third quarter of 2016, net revenue was $225.4 million, an increase of 24.1% from $181.6 million in the third quarter of 2015. On a same branch basis, net revenue improved 12.2% from the prior year quarter, with approximately 60.0% of the increase attributable to growth in the number of completed jobs, and the remainder achieved through price gains and more favorable customer and product mix. Same branch residential revenue increased 12.1% as compared to a 2.7% increase in total completions.

Gross profit improved 25.9% to $67.3 million from $53.4 million in the prior year quarter. Gross margin expanded to 29.8% from 29.4% in the prior year quarter, primarily due to higher revenue and a more profitable mix of business.

Selling and administrative expense, as a percentage of net revenue, was 19.8% compared to 19.9% in the prior year quarter. Higher net revenue in the 2016 third quarter more than offset the higher costs needed to support the company’s growth.

Net income was $11.5 million, or $0.37 per diluted share, compared to $9.5 million, or $0.30 per diluted share in the prior year quarter. Adjusted net income was $12.1 million, or $0.38 per diluted share, compared to $10.0 million, or $0.32 per diluted share in the prior year quarter. Adjusted net income adjusts for the impact of non-core items in both periods.

Adjusted EBITDA was $29.5 million, a 31.6% increase from $22.4 million in the prior year quarter, largely due to higher gross profit and improved leverage in administrative expenses. Adjusted EBITDA, as a percentage of net revenue, grew 70 basis points to 13.1%, compared to 12.4% in the prior year quarter.

Conference Call and Webcast

The Company will host a conference call and webcast on November 3, 2016 at 10:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 855-327-6837 (domestic) or 631-891-4304 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through December 3, 2016, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 10001920.

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and is also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the closing of our pending acquisition of Alpha Insulation and Waterproofing Company (the “Alpha Acquisition”) and the expected timing, the anticipated funding for the Alpha Acquisition, the impact of the pending Alpha Acquisition on and its contribution to our operations and execution of our growth strategy, impact of the Alpha Acquisition on our earnings and revenue, the demand for our services, expansion of our national footprint, our ability to capitalize on the new home construction recovery, our ability to strengthen our market position, our ability to pursue value-enhancing acquisitions, our ability to improve profitability and expectations for demand for our services for the remainder of 2016. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, legal or regulatory proceedings or other matters that affect the timing or ability to complete the Alpha Acquisition as contemplated, the possibility that the Alpha Acquisition will not close due to failure to satisfy the closing conditions, the occurrence of any event, change or circumstance that could give rise to the termination of the Alpha Acquisition agreement, the potential impact to the Company’s or Alpha’s business due to the announcement of the Alpha Acquisition, the risk that the business of Alpha will not be integrated successfully and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA and Adjusted Net Income. The reasons for the use of Adjusted EBITDA and Adjusted Net Income, and reconciliations of Adjusted EBITDA and Adjusted Net Income to the most directly comparable GAAP measures and other information relating to Adjusted EBITDA and Adjusted Net Income are included below following the unaudited condensed consolidated financial statements.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net revenue	$225,392	$181,579	$629,003	$471,220
Cost of sales	158,132	128,162	444,909	337,395

Gross profit	67,260	53,417	184,094	133,825
Operating expenses
Selling	13,028	10,282	36,239	27,275
Administrative	31,504	25,841	92,677	72,606
Amortization	2,889	1,817	8,178	4,091

Operating income	19,839	15,477	47,000	29,853
Other expense
Interest expense	1,544	989	4,605	2,654
Other	23	138	248	357

	1,567	1,127	4,853	3,011

Income before income taxes	18,272	14,350	42,147	26,842
Income tax provision	6,723	4,869	14,792	9,612

Net income attributable to common stockholders	$11,549	$9,481	$27,355	$17,230

Basic net income per share attributable to common stockholders	$0.37	$0.30	$0.87	$0.55

Diluted net income per share attributable to common stockholders	$0.37	$0.30	$0.87	$0.55

Weighted average shares outstanding:
Basic	31,323,600	31,237,275	31,294,596	31,318,682
Diluted	31,377,790	31,288,609	31,351,991	31,343,230

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets
Cash	$19,050	$6,818
Accounts receivable (less allowance for doubtful accounts of $3,310 and $2,486 at September 30, 2016 and December 31, 2015, respectively)	125,058	103,198
Inventories	34,083	29,337
Other current assets	6,320	10,879

Total current assets	184,511	150,232
Property and equipment, net	65,930	57,592
Non-current assets
Goodwill	102,518	90,512
Intangibles, net	80,423	67,218
Other non-current assets	8,438	8,018

Total non-current assets	191,379	165,748

Total assets	$441,820	$373,572

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$15,064	$10,021
Current maturities of capital lease obligations	7,333	8,411
Accounts payable	60,007	50,867
Accrued compensation	17,464	14,488
Other current liabilities	20,206	13,635

Total current liabilities	120,074	97,422
Long-term debt	133,011	113,214
Capital lease obligations, less current maturities	9,215	12,031
Deferred income taxes	15,241	14,582
Other long-term liabilities	21,746	21,840

Total liabilities	299,287	259,089
Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 authorized and 0 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	—	—
Common Stock; $0.01 par value: 100,000,000 authorized, 32,135,176 and 31,982,888 issued and 31,485,525 and 31,366,328 shares outstanding at September 30, 2016 and December 31, 2015, respectively	321	320
Additional paid in capital	158,218	156,688
Accumulated deficit	(3,787)	(31,142)
Treasury Stock; at cost: 649,651 and 616,560 shares at September 30, 2016 and December 31, 2015, respectively	(12,219)	(11,383)

Total stockholders’ equity	142,533	114,483

Total liabilities and stockholders’ equity	$441,820	$373,572

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine months ended September 30,
	2016	2015
Cash flows from operating activities
Net income	$27,355	$17,230
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	17,240	11,872
Amortization of intangibles	8,178	4,091
Amortization of deferred financing costs and debt discount	282	199
Provision for doubtful accounts	1,960	1,551
Write-off of debt issuance costs	286	—
Gain on sale of property and equipment	(218)	(247)
Noncash stock compensation	1,531	1,532
Deferred income taxes	708	107
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(17,878)	(16,405)
Inventories	(3,158)	(2,960)
Other assets	4,727	5,265
Accounts payable	3,879	5,777
Income taxes payable	3,652	1,918
Other liabilities	6,033	(819)

Net cash provided by operating activities	54,577	29,111

Cash flows from investing activities
Purchases of property and equipment	(19,169)	(19,959)
Acquisitions of businesses, net of cash acquired of $0 and $924, respectively	(36,427)	(71,040)
Proceeds from sale of property and equipment	523	448
Other	—	(420)

Net cash used in investing activities	(55,073)	(90,971)

Cash flows from financing activities
Proceeds from revolving line of credit under credit agreement applicable to respective period	37,975	130,800
Payments on revolving line of credit under credit agreement applicable to respective period	(37,975)	(130,800)
Proceeds from term loan under credit agreement applicable to respective period	100,000	—
Payments on term loan under credit agreement applicable to respective period	(50,625)	(24,688)
Proceeds from delayed draw term loan under credit agreement applicable to respective period	12,500	50,000
Payments on delayed draw term loan under credit agreement applicable to respective period	(50,000)	35,000
Proceeds from vehicle and equipment notes payable	16,310	12,817
Debt issuance costs	(1,238)	(758)
Principal payments on long term debt	(4,055)	(2,631)
Principal payments on capital lease obligations	(6,596)	(7,276)
Acquisition-related obligations	(2,732)	—
Repurchase of common stock	—	(6,100)
Surrender of common stock by employees	(836)	—

Net cash provided by financing activities	12,728	56,364

Net change in cash	12,232	(5,496)
Cash at beginning of period	6,818	10,761

Cash at end of period	$19,050	$5,265

Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$3,904	$2,171
Income taxes, net of refunds	10,428	8,327
Supplemental disclosure of noncash investing and financing activities
Vehicles capitalized under capital leases and related lease obligations	2,956	2,750
Seller obligations in connection with acquisition of businesses	2,849	12,364
Unpaid purchases of property and equipment included in accounts payable	2,140	—

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Net Income measure performance by adjusting EBITDA and GAAP net income attributable to common stockholders, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow (used in) provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as discontinued operations, acquisition related expenses, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, net income attributable to common shareholders, for the periods presented therein.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED NET INCOME CALCULATIONS

(unaudited, in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net income attributable to common stockholders, as reported	$11,549	$9,481	$27,355	$17,230
Adjustments for adjusted net income:
Write-off of capitalized loan costs	—	—	286	—
Share based compensation expense	361	574	1,531	1,532
Acquisition related expenses	508	203	1,331	689
Tax impact of adjusted items at marginal tax rate [1]	(341)	(305)	(1,236)	(872)

Adjusted net income	$12,077	$9,953	$29,267	$18,579

Weighted average shares outstanding (diluted)	31,377,790	31,288,609	31,351,991	31,343,230
Diluted net income per share attributable to common stockholders, as reported	$0.37	$0.30	$0.87	$0.55
Adjustments for adjusted net income, net of tax impact, per diluted share [2]	0.01	0.02	0.06	0.04

Diluted adjusted net income per share	$0.38	$0.32	$0.93	$0.59

[1]	Marginal tax rate of 39.27% applied to each period
[2]	Includes adjustments related to share-based compensation expense and acquisition related expenses, net of tax

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED EBITDA CALCULATIONS

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Adjusted EBITDA:
Net income (GAAP)	$11,549	$9,481	$27,355	$17,230
Interest expense	1,544	989	4,605	2,654
Provision for income taxes	6,723	4,869	14,792	9,612
Depreciation and amortization	8,849	6,323	25,418	15,962

EBITDA	28,665	21,662	72,170	45,458

Acquisition related expenses	508	203	1,331	689
Share based compensation expense	361	574	1,531	1,532

Adjusted EBITDA	$29,534	$22,439	$75,032	$47,679

Adjusted EBITDA margin	13.1%	12.4%	11.9%	10.1%

INSTALLED BUILDING PRODUCTS, INC.

SUPPLEMENTARY TABLE

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Period-over-period Growth
Sales Growth	24.1%	29.3%	33.5%	26.4%
Same Branch Sales Growth	12.2%	8.4%	17.6%	10.5%
Single-Family Sales Growth	21.6%	32.7%	30.9%	29.3%
Single-Family Same Branch Sales Growth	9.7%	8.9%	15.8%	12.3%
Residential Sales Growth	23.5%	31.9%	33.0%	28.8%
Residential Same Branch Sales Growth	12.1%	11.0%	17.5%	11.8%
U.S. Housing Market [1]
Total Completions Growth	2.7%	9.6%	7.6%	9.9%
Single-Family Completions Growth	12.1%	3.8%	13.1%	4.5%
Same Branch Sales Growth
Volume Growth	7.4%	3.0%	10.2%	5.1%
Price/Mix Growth	4.8%	5.3%	7.4%	5.4%

[1]	U.S. Census Bureau data, as revised

INSTALLED BUILDING PRODUCTS, INC.

INCREMENTAL REVENUE AND ADJUSTED EBITDA MARGINS

(in thousands)

	Three months ended September 30,				Nine months ended September 30,
	2016	% Total	2015	% Total	2016	% Total	2015	% Total
Revenue Increase
Same Branch	$22,151	50.6%	$11,747	28.6%	$83,112	52.7%	$39,139	39.7%
Acquired	21,662	49.4%	29,376	71.4%	74,671	47.3%	59,331	60.3%

Total	$43,813	100.0%	$41,123	100.0%	$157,783	100.0%	$98,470	100.0%

		Adj EBITDA		Adj EBITDA		Adj EBITDA		Adj EBITDA
		Contribution		Contribution		Contribution		Contribution
Adjusted EBITDA
Same Branch	$4,318	19.5%	$2,439	20.8%	$18,928	22.8%	$9,260	23.7%
Acquired	2,777	12.8%	5,419	18.4%	8,424	11.3%	9,645	16.3%

Total	$7,095	16.2%	$7,858	19.1%	$27,352	17.3%	$18,905	19.2%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net